EXHIBIT 23.1





                         Consent of Independent Auditors

         We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-________) pertaining to the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan (as amended and restated) and the Columbus McKinnon Corporation Restricted Stock Plan (as amended) of our report dated May 16, 2003 except for Note 10 as to which the date is June 5, 2003, with respect to the consolidated financial statements and financial statement schedule of Columbus McKinnon Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2003, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP



Buffalo, New York
August 7, 2003



















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